Exhibit 10.4
NONCOMPETE AGREEMENT

This Noncompete Agreement (this "Agreement") is entered into as of March 21, 2008, by and among TL ACQUISITION GROUP LLC, a Delaware limited liability company ("Buyer"), AMERICAN LEISURE EQUITIES CORPORATION D/B/A TRAVELEADERS, INC., a Florida corporation (the "Seller"), and AMERICAN LEISURE HOLDINGS, INC., a Nevada corporation, being the sole shareholder of the Seller ("Shareholder") (each a "Party" and, collectively, the "Parties").

RECITALS

WHEREAS, concurrent with the execution of this Agreement, the Buyer, Seller and Shareholder are consummating the transaction contemplated by that certain Asset Purchase Agreement (the "Purchase Agreement"), dated as of the date hereof, pursuant to which the Buyer is acquiring substantially all of the non-cash assets of the Seller.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement;

WHEREAS, the "Business" means the business of operating travel agencies, as conducted by the Seller on the Closing Date;

WHEREAS, the Buyer will be engaged in the Business; and

WHEREAS, as an essential inducement for the Buyer to enter into the Purchase Agreement, and in consideration of the transactions contemplated by the Purchase Agreement, the Seller and Shareholder have agreed to the provisions of this Agreement and to abide by the restrictive covenants contained herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and agreements in the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and Shareholder hereby covenant and agree as follows:

1.           Noncompetition and Nonsolicitation.

(a)           The Seller acknowledges and agrees with the Buyer that its services are, and were, unique in nature with respect to the Business and that the Buyer and its Affiliates would be irreparably damaged if the Seller, Shareholder or any of their Affiliates were to provide similar services to any Person (as defined below) competing with the Buyer and its Affiliates or engaged in a similar business.  During the Noncompete Period (as defined below), none of the Seller, Shareholder or any of their Affiliates, shall directly or indirectly, either for itself or for any other Person, permit their name to be used by or participate in any business or enterprise (including, without limitation, any division, group or franchise of a larger organization) that engages or proposes to engage in the Business in the Restricted Territory (as defined below).  For purposes of this Agreement, the term “participate in” shall include, without limitation, having any direct or indirect interest in any Person, whether as a sole proprietor, owner, stockholder, partner, member, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any Person (whether as a director, officer, supervisor, employee, agent, consultant or otherwise).  Nothing herein will prohibit the Seller, Shareholder or any of their Affiliates from (i) engaging or participating in any activity that Seller, Shareholder, any of their Affiliates, including, but not limited to, Hickory Travel Systems, Inc. (“Hickory”) engages or participates in as of the Closing Date with respect to the business of Hickory, or any other activity incidental or reasonably related thereto; (ii) engaging or participating in any activity relating to (or contracting with third parties to provide any product or service relating to) the marketing, promotion, booking, ownership or management of any resort property or other destination or providing services to clients and customers of such properties or destinations; (iii) providing services at welcome centers in which Seller, Shareholder or any of their Affiliates now or hereafter holds any direct or indirect interest or to which it now or hereafter provides management services; (iv) providing travel services in relation to the sale of, or to holders of, any vacation club ownership interest, fractional ownership interest, timeshare interest, or similar interest; or (v) mere passive ownership of not more than five percent (5%) of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market.  As used herein, the phrase “mere passive ownership” shall include voting or otherwise granting any consents or approvals required to be obtained from such Person as an owner of stock or other ownership interests in any entity pursuant to the charter or other organizational documents of such entity, but shall not include, without limitation, any involvement in the day-to-day operations of such entity.

(b)           During the Nonsolicitation Period (as defined below), none of the Seller, Shareholder and their Affiliates will not directly or indirectly through another Person: (i) induce or attempt to induce any Customer (as defined below), supplier, licensee, or other business relation to cease doing business or reduce its level of business with the Buyer or any of its Affiliates; or (ii) induce or attempt to induce any (A) Hired Active Employee, (B) individual performing services as an independent contractor of the Seller on the Closing Date that is retained on the Closing Date by the Buyer (a “Retained Contractor”), or (C) employee or individual performing services as an independent contractor of the Buyer employed or engaged subsequent to the Closing Date to terminate their employment or performance of services with the Buyer or any of its Affiliates; provided, however, that the foregoing limitation shall not apply to the recruitment, solicitation or hiring of any employee or independent contractor if the employment or provision of services to the Seller, Shareholder or any of their Affiliates could not be reasonably expected to materially interfere with the services provided to the Buyer by such employee or independent contractor or the hiring of any employee who responds to a general solicitation of employment not specifically directed toward the Buyer's or any of its Affiliates' employees; or (iv) in any way intentionally interfere with the relationship between any such Customer, supplier, licensee, employee, independent contractor or business relation of the Buyer or any of its Affiliates, including, without limitation, willfully making any intentionally disparaging statements or communications concerning the Buyer or any of its Affiliates.

(c)           Certain capitalized terms as used in this Agreement have the following definitions:

“Affiliate” means, with respect to any Person, a Person which, directly or indirectly, controls, is controlled by or is under common control with such Person.  As used in this definition, "control" means possession, direct or indirect, of the power to direct or cause the direction of management and policies of a Person, whether through ownership of voting interests, by contract or otherwise.

“Customer” means, any Person (a) which was a customer of the Seller, at any time during the 12-month period ending on the Closing Date or (b) to whom there existed an outstanding bid by the Seller on the Closing Date.

“Noncompete Period” means the period commencing on the Closing Date and ending on the date which is five (5) years thereafter.

“Nonsolicitation Period” means the period commencing on the Closing Date and ending on the date which is five (5) years thereafter.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or the United States of America any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Restricted Territory” means each state within the United States of America.

2.           Stay of Time.  In the event a court of competent jurisdiction or other entity or person mutually selected by the parties to resolve any dispute (collectively a “Court”) has determined that the Seller, Shareholder, ALG or any of their Affiliates have violated the provisions of this Agreement, the running of the time period of such provisions so violated shall be automatically suspended as of the date of such violation and shall be extended for the period of time from the date such violation commenced through the date that the Court determines that such violation has permanently ceased.

3.           Enforcement.

(a)           Without limitation, the Parties agree and intend that the covenants contained in this Agreement shall be deemed to be a series of separate covenants and agreements, one for each and every county or political subdivision of each applicable state of the United States with respect to the Restricted Territory.  It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought.  Accordingly, if, at the time of enforcement of Section 1, a Court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that, to the extent permitted by applicable law, the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the Noncompete Period, Nonsolicitation Period, scope or Restricted Territory.  Furthermore, such substitution will apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

(b)           Because the Parties agree that money damages would be an inadequate remedy for any breach of Section 1, in the event of a breach or threatened breach of Section 1 the Buyer or any of its Subsidiaries or any of their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any Court for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).  The Parties hereby acknowledge and agree that (i) performance of the services of the Seller and Shareholder hereunder may occur in jurisdictions other than the jurisdiction whose law the Parties have agreed shall govern the construction, validity and interpretation of this Agreement, (ii) the law of the State of Florida shall govern construction, validity and interpretation of this Agreement to the fullest extent possible, and (iii) Section 1 shall restrict the Seller and Shareholder only to the extent permitted by applicable law.  The Seller and Shareholder expressly agree and acknowledge that the covenants of the Seller and Shareholder contained in Section 1 shall restrict the Seller and Shareholder only to the extent permitted by applicable law and are (A) reasonably necessary for the protection of the Buyer's interests, (B) made in consideration of the benefits derived or to be derived, directly or indirectly, by the Seller and Shareholder under the Purchase Agreement, and (C) not unduly restrictive upon the Seller or Shareholder.

4.           Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

If to the Buyer:	TL Acquisition Group LLC
6442 City West Parkway
Minneapolis, MN 55344
Attn: Chief Financial Officer
Attn: General Counsel
Facsimile Number: (763) 212-1993

With a copy to:	Alexander P. Fraser, Esq.
Michael H. Altman, Esq.
Michael Best & Friedrich LLP
100 East Wisconsin Avenue
Milwaukee, WI 53202-4108
Facsimile Number: (414) 277-0656

If to the Seller and/or the Shareholder:	American Leisure Holdings, Inc.
2460 Sand Lake Road
Orlando, FL 32809
Attention: Matt Hagler
Facsimile Number: (407) 251-8455

With a copy to:	Foley & Lardner LLP
100 N. Tampa St., Suite 2700
Tampa, FL 33602
Attention: Curt P. Creely, Esq.
Facsimile Number: (813) 221-4210

or such other address or to the attention of such other person as the recipient Party will have specified by prior written notice to the sending Party.  Any notice under this Agreement will be deemed to have been given when so delivered or sent.

5.           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  If, however, any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable by any court of competent jurisdiction, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable by any court of competent jurisdiction, such illegal, invalid or unenforceable provision shall be replaced with a provision that is legal, valid and enforceable and that will achieve, to the greatest extent possible, the economic, business and other purposes of such invalid or unenforceable provision.  Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

6.           Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by the Parties and their respective heirs, successors and assigns.  No Party may assign its respective rights or delegate its obligations hereunder without the prior written consent of all of the other Parties.

7.           Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

8.           Remedies.  Each Party will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  Nothing herein shall prohibit any arbitrator or judicial authority from awarding attorneys’ fees or costs to a prevailing Party in any arbitration or other proceeding to the extent that such arbitrator or authority may lawfully do so.  The Parties agree and acknowledge that money damages may not be an adequate remedy for any breach of Section 1 of this Agreement and that any Party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

9.           Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of each of the Parties hereto, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

10.           Construction.  The language of this Agreement will be construed simply and according to its fair meaning, and will not be construed for or against any Party hereto as a result of the source of its draftsmanship.

11.           Third Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any Person other than the Parties hereto and their respective successors and permitted assigns.

12.           Seller's and Shareholder’s Representations.  The Seller and the Shareholder hereby represent and warrant to the Buyer that (a) the execution, delivery and performance of this Agreement by the Seller and the Shareholder do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Seller or the Shareholder are a party or by which they are bound, (b) the Seller and the Shareholder are not parties to, or bound by, any employment agreement, noncompete agreement or confidentiality agreement with any other Person that shall conflict with, breach or violate the terms of this Agreement, and (c) upon the execution and delivery of this Agreement by the Parties and assuming due execution and delivery of this Agreement by the Buyer, this Agreement shall be the valid and binding obligation of the Seller and the Shareholder, enforceable in accordance with its terms, except as such enforcement may be limited by or subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

13.           Facsimiles and Counterparts.  Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TL ACQUISITION GROUP LLC

By:  /s/ Nicholas C. Bluhm, Sr.
Name: Nicholas C. Bluhm, Sr.
Title: Secretary and Treasurer

AMERICAN LEISURE EQUITIES CORPORATION d/b/a TRAVELEADERS, INC.

By:  /s/ Malcolm J. Wright
Name: Malcolm J. Wright
Title: Chief Executive Officer

AMERICAN LEISURE HOLDINGS, INC.

By:  Malcolm J. Wright
Name:  Malcolm J. Wright
Title: Chief Executive Officer